SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 22, 2019

DTHERA SCIENCES

(Exact Name of Registrant as Specified in Charter)

Nevada	333-191175	90-0925768
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

7310 Miramar Rd., San Diego, CA	92126
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 215-6360

____________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On February 22, 2019, Dthera Sciences, a Nevada corporation (the “Company”) entered into an exclusivity agreement (the “Agreement”) with a company headquartered in Japan (the “Partner”) with respect to the Company’s lead product, DTHR-ALZ, for the market of Japan only. The Agreement provides the Partner exclusive rights to perform market research and feasibility studies in Japan, along with rights to negotiate a licensing agreement or other transaction for the Japanese market during the agreed term, and the Company agreed to not pursue agreements or relationships with other entities in Japan during the exclusivity period. The agreement also requires that the Japanese partner keep the information and materials provided by the Company confidential. In the agreement, the Company agreed to sell certain of its tablets to the Partner for use in the feasibility studies and market research. The Partner paid a fee for the exclusivity rights for eight months, with the right to extend the exclusivity period by paying additional fees.

The Company’s product, DTHR-ALZ, is a medical device that has been granted Breakthrough Device designation by the U.S. Food and Drug Administration for the mitigation of the symptoms of agitation and depression associated with Alzheimer's disease. It features a customized computer tablet that digitally delivers an evidence-based behavioral intervention called Reminiscence Therapy to individuals with Alzheimer’s disease.

As of the date of this Current Report, the Company was actively exploring partnerships for the North American and European markets. The Company’s management believes that a strategic partner could support the delivery of DTHR-ALZ both economically and at scale, to large and underserved patient populations in these markets. Management further believes that such partnerships present an opportunity to challenge the increasing burden of neurodegenerative diseases on patients, caregivers, and healthcare providers in these major global markets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dthera Sciences

Date: February 22, 2019

By: /s/ Edward Cox
Name: Edward Cox
Title: Chief Executive Officer

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